EXHIBIT 99.1

Jan. 22, 2002

TEPPCO PARTNERS, L.P.
REPORTS FOURTH QUARTER AND 2001 ANNUAL RESULTS

HOUSTON — TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for 2001 of $109.1 million, or $2.18 per unit, compared with net income of $77.4 million, or $1.89 per unit for the year ended Dec. 31, 2000. Fourth quarter 2001 net income was $21.2 million, or $0.40 per unit. This compares with fourth quarter 2000 net income of $22.8 million, or $0.53 per unit. Per unit net income for the quarter reflects 5.5 million units issued in November 2001. Per unit net income for 2001 reflects 11.45 million units issued since October 2000. The number of units outstanding at Dec. 31, 2001 was 44.4 million, compared with 36.6 million at Dec. 31, 2000.

“This was the best year in TEPPCO’s history,” said William L. Thacker, chairman and chief executive officer of the general partner of TEPPCO. “Net income, adjusted for the $19 million Pennzoil settlement, was still over $90 million, exceeding the previous best year by $13 million, with earnings before interest, taxes, depreciation and amortization (EBITDA) totaling $229 million.

“The Partnership enjoyed strong performance from both its Upstream and Downstream segments throughout the year, and benefited from a solid contribution from the Jonah Gas Gathering System acquisition during fourth quarter. Our 2001 performance and growth strategy allowed us to increase the quarterly distribution by 9.5 percent during the year to an annualized rate of $2.30. Our excellent unit performance resulted in a total year return of 30 percent to our investors,” said Thacker.

“For 2002, we expect EBITDA to be in the range of $240 million to $260 million, which is a substantial increase over 2001 after adjusting for the Pennzoil contract termination. Although we face a number of uncertainties regarding the state of the economy, refined

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products demand and crude oil pricing, we are optimistic about TEPPCO’s ability to continue its recent history of growing cash flows and distributions. We are excited about the growth potential created by our recent Jonah Gas Gathering System and Chaparral Pipeline acquisitions, and the opportunities for growth that the upcoming completion of the Centennial Pipeline will provide. We intend to continue to pursue additional acquisitions with the same energy and focus that we have demonstrated in recent years,” added Thacker.

Operating Results by Business Segment

Upstream Segment

The Upstream Segment includes crude oil pipeline transportation, storage, gathering and marketing activities; natural gas liquids (NGLs) pipelines; and distribution of lubrication oils and specialty chemicals.

Operating income for the Upstream Segment was $4.3 million for fourth quarter 2001, compared with $7.4 million for fourth quarter 2000. The decrease was due primarily to a charge of $4.3 million for a doubtful receivable due under a transportation agreement with a subsidiary of Enron Corp. Year 2001 operating income was $25.7 million, compared with $18 million for the 2000 period. The year-over-year increase was due to increased margin and revenue from a full-year contribution from 2000 acquisitions, and acquisitions made in 2001, offset by increases in ad valorem taxes, depreciation, environmental expenses and the charge for the doubtful receivable.

Equity earnings from the investment in Seaway were $2.6 million and EBITDA was $4.6 million for fourth quarter 2001, compared with $2.9 million and $4.6 million, respectively, for the 2000 quarter. Year 2001 equity earnings from the investment in Seaway were $18.5 million and EBITDA was $26.7 million, compared with $12.2 million and $15.4 million, respectively, for 2000. The increase in equity earnings was due to a full year of volumes in 2001 compared with approximately six months in 2000, increased activity at the Texas City, Texas, terminal and lower expenses. Long-haul volume on Seaway averaged 190,000 barrels per day in 2001, compared with 171,000 barrels per day for full-year 2000.

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Upstream gross margin was $21.4 million for fourth quarter 2001, compared with $16.7 million in the 2000 quarter. Year 2001 gross margin was $90.8 million, compared with $51.9 million for 2000. An increase of $28.8 million was due primarily to strong location and quality differentials for crude, increased activity at the Cushing, Okla., terminal, and from assets acquired in the Red River area early in first quarter 2001. Volumes shipped for an Upstream Segment affiliate on Seaway accounted for $2.6 million and $10.1 million of the margin increase between the respective quarter and full-year periods.

Costs and expenses, including fuel and power, for the Upstream Segment were $16.6 million in fourth quarter 2001, compared with $9.6 million for the 2000 quarter. Year 2001 costs and expenses for the segment were $63.7 million, compared with $31.2 million for 2000. The increase was due to expenses associated with assets acquired in mid-year 2000 and late 2001, the charge for a doubtful receivable from Enron Corp. and environmental expenses.

Downstream Segment

The Downstream Segment provides a wide range of service options for the transportation of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

Downstream operating income was $27.1 million, compared with $27.8 million in fourth quarter 2000. Year 2001 operating income was $122.2 million, compared with $90 million for year 2000. The increase was due to higher revenues and reduced ad valorem taxes, offset somewhat by slightly higher operating, general and administrative costs, increased depreciation and amortization.

Downstream fourth quarter 2001 revenues were $66.7 million, compared with $65.5 million in fourth quarter 2000. Year 2001 revenues were $271.6 million, compared with $236.7 million for year 2000. The increase was due to increased transportation of LPGs, pipeline transportation of petrochemicals, and the settlement of a canceled transportation agreement with Pennzoil-Quaker State Company related to the sale of their refinery in Shreveport, La.

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Costs and expenses, including fuel and power, for the Downstream Segment were $32.4 million in fourth quarter 2001, compared with $30.6 million for the 2000 quarter. Year 2001 costs and expenses were $120.7 million, compared with $119 million for year 2000. The increase was due to higher costs for rentals, information systems and compensation.

Midstream Segment

The Midstream Segment includes natural gas gathering services. The segment was formed effective Sept. 30, 2001, with the acquisition of the Jonah Gas Gathering Company.

Operating income for the Midstream Segment was $3.1 million for fourth quarter and year 2001. Midstream Segment revenues were $9.1 million, costs and expenses were $1.5 million, and depreciation was $4.5 million. The pipeline component of the previously announced Jonah System expansion was completed on Dec. 10, 2001. Compression facilities are expected to be completed by March 2002, which will bring the Jonah System capacity to a level of 730 million cubic feet per day (MMcf/day).

Financing Activities

For the quarter, interest expense was $18.7 million, offset by capitalized interest of $1.9 million and other income (net) of $1.4 million. Interest expense was $16 million for fourth quarter 2000, offset by capitalized interest of $0.7 million.

For 2001, interest expense was $66.1 million compared to $49 million for 2000. Increased interest expenses were due to acquisitions during the year, plus borrowing to support the Centennial Pipeline project, offset somewhat by lower interest rates. The combination of interest capitalized and other income (net) for 2001 was $6.8 million compared to $6.2 million for 2000.

TEPPCO will host a conference call related to earnings performance at 9 a.m. CST on Tuesday, Jan. 22, 2002. Interested parties may listen via the Internet, live or on a replay basis at www.teppco.com.

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TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates a natural gas gathering system; and owns a 50-percent interest in Seaway Crude Pipeline Company and an undivided ownership interest in the Rancho and Basin Pipelines. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s website at www.teppco.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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Contacts:
Kathleen A. Sauvé — TEPPCO Media Relations
Phone: 713/759-3635

Brenda J. Peters — Investor Relations
Phone: 713/759-3954

TEPPCO Partners, L. P.
FINANCIAL HIGHLIGHTS
 (Unaudited — In Millions, Except Per Unit Amounts)

	Three Months		Twelve Months
	Ended		Ended
	December 31,		December 31,

	2001	2000	2001	2000

Operating Revenues:
Sales of crude oil and petroleum products	$618.2	$762.8	$3,219.8	$2,822.0
Transportation — Refined Products	29.6	29.1	139.3	119.3
Transportation — LPGs	23.6	25.9	77.8	73.9
Transportation — Crude oil and NGLs	10.4	8.7	44.9	24.5
Gathering — Natural Gas	8.8	—	8.8	—
Mont Belvieu operations	4.3	2.9	14.1	13.3
Other	11.8	10.2	51.7	34.9

Total Operating Revenues	706.7	839.6	3,556.4	3,087.9

Costs and Expenses:
Purchases of crude oil and petroleum products	607.0	754.8	3,173.6	2,794.6
Operating expenses — general and administrative	41.8	30.2	149.3	115.5
Operating fuel and power	8.7	10.0	36.6	34.7
Depreciation and amortization	14.7	9.4	45.9	35.1

Total Costs and Expenses	672.2	804.4	3,405.4	2,979.9

Operating income	34.5	35.2	151.0	108.0

Interest expense	(18.7)	(16.0)	(66.1)	(49.0)
Interest capitalized	1.9	0.7	4.0	4.6
Equity earnings (1)	2.1	2.9	17.4	12.2
Other income — net	1.4	—	2.8	1.6

Net Income	$21.2	$22.8	$109.1	$77.4

Net Income Allocation:
Limited Partner Unitholders	$15.0	$16.6	$77.0	$56.1
Class B Unitholder	1.5	2.1	8.6	7.4
General Partner	4.7	4.1	23.5	13.9

Total Net Income Allocated	$21.2	$22.8	$109.1	$77.4

Basic and Diluted Net Income Per Limited Partner and Class B Unit	$0.40	$0.53	$2.18	$1.89

Weighted Average Number of Limited Partner and and Class B Units	41.4	35.6	39.3	33.6

(1)	Equity earnings for Seaway Crude Pipeline Company were $2.6 million and $18.5 million, respectively, for the three- and twelve-month periods ended Dec. 31, 2001. Seaway EBITDA was $4.6 million and $26.7 million for the respective Dec. 31, 2001 periods. Seaway equity earnings and EBITDA were $12.2 million and $15.4 million, respectively, for the period from the July 21, 2000 acquisition date through Dec. 31, 2000.

TEPPCO Partners, L.P.
BUSINESS SEGMENT DATA
 (Unaudited — In Millions)

Three Months Ended December 31, 2001	Downstream	Midstream	Upstream		Consolidated

Operating revenues	$66.7	$9.1	$631.2		$706.7	(2)
Operating expenses	32.4	1.5	623.9	(1)	657.5	(2)
Depreciation and amortization	7.2	4.5	3.0		14.7

Operating Income	$27.1	$3.1	$4.3		$34.5

Three Months Ended December 31, 2000	Downstream	Midstream	Upstream		Consolidated

Operating revenues	$65.5	$—	$774.1		$839.6
Operating expenses	30.6	—	764.4	(1)	795.0
Depreciation and amortization	7.1	—	2.3		9.4

Operating Income	$27.8	$—	$7.4		$35.2

Twelve Months Ended December 31, 2001	Downstream	Midstream	Upstream		Consolidated

Operating revenues	$271.6	$9.1	$3,276.0		$3,556.4	(2)
Operating expenses	120.7	1.5	3,237.6	(1)	3,359.5	(2)
Depreciation and amortization	28.7	4.5	12.7		45.9

Operating Income	$122.2	$3.1	$25.7		$151.0

Twelve Months Ended December 31, 2000	Downstream	Midstream	Upstream		Consolidated

Operating revenues	$236.7	$—	$2,851.2		$3,087.9
Operating expenses	119.0	—	2,825.8	(1)	2,944.8
Depreciation and amortization	27.7	—	7.4		35.1

Operating Income	$90.0	$—	$18.0		$108.0

(1)	Includes purchases of crude oil and petroleum products of $607.3 million and $3,173.9 million, respectively, for the three- and twelve-month periods ended Dec. 31, 2001. Includes purchases of crude oil and petroleum products of $754.8 million and $2,794.6 million, respectively, for the three- and twelve-month periods ended Dec. 31, 2000.

(2)	Consolidated amounts reflect the elimination of $0.3 million of inter-company transactions.

TEPPCO Partners, L. P.
Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Twelve Months
	Ended
	December 31,
	2001	2000

Cash Flows from Operating Activities
Net income	$109.1	$77.4
Depreciation, working capital and other	59.8	30.6

Net Cash Provided by Operating Activities	168.9	108.0

Cash Flows from Investing Activities:
Proceeds from cash investments	4.2	3.5
Purchases of cash investments	—	(2.0)
Proceeds from sale of assets	1.3	—
Purchase of Jonah Gas Gathering Company	(359.8)	—
Purchase of Seaway Crude Pipeline interest and other assets	(11.0)	(322.6)
Purchase of crude oil assets	(20.0)	(99.5)
Capital expenditures	(107.6)	(68.5)
Investments in Centennial Pipeline Company	(65.0)	(5.0)

Net Cash Used in Investing Activities	(557.9)	(494.1)

Cash Flows from Financing Activities:
Proceeds from term loan and revolving credit facility	546.1	552.0
Debt issuance costs	(2.6)	(7.1)
Payments on revolving credit facility	(291.4)	(172.0)
Proceeds from issuance of LP units, net	234.9	88.1
General Partner contributions	4.8	1.8
Distributions paid	(104.4)	(82.2)

Net Cash Provided by Financing Activities	387.4	380.6

Net Decrease in Cash and Cash Equivalents	(1.6)	(5.5)
Cash and Cash Equivalents — beginning of period	27.1	32.6

Cash and Cash Equivalents — end of period	$25.5	$27.1

Supplemental Cash Information:
Interest paid during the period (net of capitalized interest)	$61.5	$36.7

TEPPCO Partners, L. P.
Condensed Balance Sheets (Unaudited)
 (In Millions)

	December 31,	December 31,
	2001	2000

Assets
Current assets
Cash and cash equivalents	$25.5	$27.1
Other	258.0	336.3

Total current assets	283.5	363.4
Property, plant and equipment — net	1,173.4	949.7
Intangible Assets (1)	252.5	34.2
Equity investments	292.2	241.6
Other assets	56.6	33.9

Total assets	$2,058.2	$1,622.8

Liabilities and Partners’ Capital
Current liabilities
Notes payable	$360.0	—
Other	301.7	$358.3

Total current liabilities	661.7	358.3
Senior Notes	389.8	389.8
Other long-term debt	340.7	446.0
Other non-current liabilities and minority interest	17.2	8.3
Class B Units	105.6	105.4
Partners’ capital
Accumulated other comprehensive income	(20.3)	—
General partner’s interest	13.2	1.8
Limited partners’ interests	550.3	313.2

Total partners’ capital	543.2	315.0

Total liabilities and partners’ capital	$2,058.2	$1,622.8

(1)	Includes the value of long-term service agreements between TEPPCO and its customers.

TEPPCO Partners, L. P.
OPERATING DATA
 (Unaudited — In Millions, Except as Noted)

	Three Months		Twelve Months
	Ended		Ended
	December 31,		December 31,

	2001	2000	2001	2000

Downstream Segment:
Barrels Delivered
Refined Products	30.0	30.9	122.9	128.1
LPGs	12.6	12.2	40.0	39.6
Mont Belvieu Operations	6.9	8.0	23.1	27.2

TOTAL	49.5	51.1	186.0	194.9

Average Tariff Per Barrel
Refined Products (1)	$0.99	$0.94	$0.98	$0.93
LPGs	1.89	2.12	1.95	1.86
Mont Belvieu Operations	0.18	0.19	0.18	0.16

Average System Tariff Per Barrel	$1.10	$1.11	$1.09	$1.01

Upstream Segment
Margins:
Crude oil transportation	$8.1	$7.0	$34.3	$23.5
Crude oil marketing	2.3	3.8	11.6	13.3
Crude oil terminaling	2.3	2.8	9.8	4.6
NGL transportation	5.1	1.9	20.9	7.0
LSI	1.0	1.2	4.1	3.5
Seaway Crude intercompany	2.6	—	10.1	—

Total Margin	$21.4	$16.7	$90.8	$51.9

Midstream Segment (2):
Gathering — Natural Gas
Mcf	45.5	—	45.5	—

Btu (In Trillions)	50.7	—	50.7	—

Average fee per MMBtu	$0.17	—	$0.17	—

Sales — Condensate
Barrels (Thousands)	16.2	—	16.2	—

$/barrel	$19.91	—	$19.91	—

(1)	Excludes the effect of the Pennzoil-Quaker State Company settlement recorded second quarter 2001.

(2)	Operating data for Jonah Gas Gathering Company acquired effective Sept. 30, 2001.